Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-41961, No. 333-33576, No. 333-56950, No. 333-65748, No. 333-90156, No. 333-107637, No. 333-118095, and No. 333-134948 on Form S-8 of our reports dated February 27, 2008 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, effective January 1, 2006 and the recognition and measurement provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109 effective January 1, 2007), relating to the consolidated financial statements and financial statement schedules of AmSurg Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
February 27, 2008